UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 22, 2010 (November 18, 2010)

CTS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Indiana	1-4639	35-0225010
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

905 West Boulevard North
Elkhart, Indiana		46514
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code:       (574) 523-3800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On November 18, 2010, CTS Corporation (the "Company") entered into a five-year Credit Agreement with Harris N.A., as L/C Issuer and Administrative Agent; BMO Capital Markets, as Sole Book Runner and Co-Lead Arranger; Bank of America, N.A., as Co-Lead Arranger and Syndication Agent; PNC Bank, National Association; Wells Fargo, N.A.; and The Northern Trust Company (the "Credit Agreement").  The Credit Agreement provides for a revolving credit facility of $150 million which may be increased by $50 million at the request of the Company, subject to participating bank approval.

The Company's new unsecured credit facility replaces the prior $100 million unsecured credit facility.  The Prior Credit Agreement by and among CTS Corporation, the Lenders named therein and Harris N.A. as L/C Issuer and Administrative Agent (the "Prior Credit Agreement") was due to expire on June 26, 2011.  Borrowings of $73.4 million under the Prior Credit Agreement were refinanced under the Credit Agreement.

The revolving credit facility provided under the Credit Agreement includes a swing line sublimit of $15 million and a letter of credit sublimit of $10 million.  Borrowings on the revolving credit facility bear interest, at the Company's option, at the base rate plus the applicable margin for base rate loans or LIBOR plus the applicable margin for LIBOR loans. The base rate is the greater of (i) Harris N.A.'s prime commercial rate, (ii) the Federal funds rate plus .5%, and (iii) the LIBOR Quoted Rate for that day plus 1.00%.  The base rate margin may range from .25% to 1.5% based on the Company’s total leverage ratio.  The LIBOR margin may range from 1.25% to 2.50% based on the Company's total leverage ratio.  The Company pays a letter of credit issuance fee of .125% and a letter of credit participation fee quarterly based on the applicable margin for LIBOR loans. The Company pays a commitment fee quarterly on the unused portion of the revolving credit facility.  The commitment fee may range from .375% to .500% based on the Company's total leverage ratio.

The Credit Agreement contains customary covenants including limitations on the ability of the Company and its subsidiaries to incur debt, make certain investments, make acquisitions, incur liens, dispose of assets, and make non-cash distributions to its shareholders.  These limitations are subject to significant exceptions as set forth in the Credit Agreement.  The Credit Agreement requires that the Company maintain a maximum total leverage ratio of 3.5 to 1 and a minimum fixed charge coverage ratio of 1.25 to 1.  Borrowings under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries.

The Credit Agreement provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, false representations or cross defaults.

Certain of the lenders, agents and other parties to the Credit Agreement and their affiliates have in the past provided, and in the future may provide, commercial banking and other services to the Company and its subsidiaries.  Those parties have received, and may in the future receive, customary compensation for such services.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement which is filed as Exhibit 10(a) to this report and incorporated herein by reference.

Item 1.02              Termination of a Material Definitive Agreement.

Information reported under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information reported under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.

Item 9.01                Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

The following exhibits are filed with this report:

Exhibit No.	Exhibit Description
10(a)	Credit Agreement by and among CTS Corporation, the Lenders from time to time parties thereto and Harris N. A. as L/C Issuer and Administrative Agent, dated November 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTS CORPORATION
/s/ Richard G. Cutter, III
By:	Richard G. Cutter, III
Vice President, Secretary and General Counsel

Date:  November 22, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10(a)	Credit Agreement by and among CTS Corporation, the Lenders from time to time parties thereto and Harris N. A. as L/C Issuer and Administrative Agent, dated November 18, 2010.